                                                                EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the use of our report, which contained a captioned opinion dated January 23, 1997 (except with respect to the matters discussed in Notes 14 and 15, as to which the date is March 5, 1997 and with respect to the matter discussed in Note 16, as to
which the date is       , 1997.) and to all references to our Firm included in
or made a part of this registration statement.


                                                  /s/ Arthur Andersen LLP
                                                  ARTHUR ANDERSEN LLP


Chicago, Illinois
August 1, 1997